Sub-Item 77Q1: Exhibit A

ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
AUDIT COMMITTEES CHARTER
(Effective October 15, 2001)


1.	The membership of the Audit Committees shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member that has past employment experience in finance or accounting, or any other experience or background that results in the individual's financial sophistication.
Each member shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the AMEX listing standards.  In addition, no member shall be an
"interested person" of the Funds, as defined in the Investment Company
Act of 1940, as amended.
2.	The purposes of the Audit Committees are:
(a)	to oversee the Funds' accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers;
(b)	to oversee the quality and objectivity of the Funds' financial statements and the independent audit thereof; and
(c)	to act as a liaison between the Funds' independent auditors and the full Board of Directors.
The function of the Audit Committees is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the independent auditors' responsibility to plan and carry out a proper audit. The independent auditors are ultimately accountable to the Board and the Committees.

3.	To carry out their purposes, the Audit Committees shall have the following duties and powers:
(a)	to recommend the selection, retention or termination of
independent auditors and, in connection therewith, to evaluate the independence of such auditors, including whether such
auditors provide any consulting services to the manager, and to receive from such auditors a formal written statement delineating all relationships between such auditors and the Funds;
(b)	to meet with the Funds' independent auditors, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits and any audit plans prepared by the independent auditors for the Funds; (ii) to discuss any matters of concern relating to the Funds' financial statements, including any adjustments to such statements
recommended by the independent auditors, or other results of said audit(s); (iii) to consider the independent auditors' comments with respect to the Funds' financial policies, procedures and internal accounting controls and management's responses thereto;
and (iv) to review the form of opinion the independent auditors propose to render to the Board and shareholders;
(c)	to receive and review the written disclosures and the letter from the independent auditors regarding their independence, to discuss with such auditors their independence, and to consider whether the provision by such auditors of non-audit services to (i) the
Funds, (ii) their advisor or (iii) any person that controls, is controlled by or is under common control with such advisor that provides services to the Funds, is compatible with maintaining such auditors' independence;
(d)	to review and discuss audited financial statements contained in annual and other periodic reports to shareholders with management and the independent auditors to determine that such auditors are satisfied with the disclosure and content of the annual financial statements and the quality of the Funds' accounting principles as applied in their financial reporting, and also to discuss with management and the independent auditors the clarity, consistency and completeness of accounting policies and disclosures;
(e)	based upon a review of the items discussed in (c) and (d) above, to recommend to the Board of Directors that the Funds' audited financial statements be included in the Funds' annual reports to shareholders;
(f)	to consider the effect upon the Funds of any changes in
accounting principles or practices proposed by management or the independent auditors and to review information received from management and such auditors regarding regulatory changes and new accounting pronouncements that affect net asset value
calculations and financial statement reporting requirements;
(g)	to review the fees charged by the independent auditors for audit and non-audit services;
(h)	to meet as necessary with counsel to the Funds and counsel to the independent directors and to review information provided by
counsel on legal issues having the possibility of impacting the financial reporting process, including items of industry-wide importance and internal issues such as litigation;
(i)	to investigate improprieties or suspected improprieties in fund operations;
(j)	to review information provided by management and the independent auditors regarding the Funds' accounting system and controls; and
(k)	to report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committees may deem necessary or appropriate.
4.	The Committees shall meet on a regular basis and are empowered to hold special meetings as circumstances require.  The Committees may meet either on their own or in conjunction with meetings of the full Board of Directors. Meetings of the Committees may be held in person or by conference telephone. Where appropriate, the Committees may take action by written consent in lieu of a meeting.
5.	The Committees shall regularly meet with the Treasurer of the Funds.
6.	The Committees shall have the resources and authority appropriate to discharge their responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the appropriate Fund(s).
7.	The Committees shall review this Charter at least annually and recommend any changes to the full Board of Directors.  This Charter may be amended only with the approval of a majority of the independent directors.
8.	Each Fund shall maintain and preserve in an easily accessible place a copy of this Charter and any modification to this Charter.